Exhibit 99
FIRST REAL ESTATE
INVESTMENT TRUST
 of New Jersey


                       PREAKNESS SHOPPING CENTER ACQUIRED


HACKENSACK, NJ, NOVEMBER 1, 2002 - First Real Estate Investment Trust of NJ ("FREIT") is pleased to announce that Wayne PSC, LLC, in which FREIT is the Managing Member, and has a 40% interest, has acquired the Preakness Shopping Center ("Preakness") in Wayne, NJ.

Preakness, situated on 40 acres, is a 323,000 +/- SF Community Center that is anchored by Macy's and Stop & Shop, (under construction). Its 40+other tenants include well known regional and national retail merchants such as Dress Barn, Starbucks, 9 West, Annie Sez, Radio Shack, Bath & Body Works, Mandee's, and Good Year Tire. The center also includes branches of the First Union Bank, Commerce Bank, and Clearview Theater, a multiplex cinema.

The total acquisition costs of $35.5 million were financed in part by a $26.5 million, ten year first mortgage loan, and by $9 million of equity contributions provided pro rata by the Members of Wayne PSC, LLC.

The Board of Trustees is enthused about this important acquisition and feels it will enhance shareholder value.

--------------------------------------------------------------------------------

The statements in this report that relate to future earnings or performance are forward-looking and as such may involve known and unknown risk, uncertainties, and other factors. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust's filings with the SEC including the Trust's most recent filed reports on Form 10-K, Form 10-Q, and Form 8-K.

--------------------------------------------------------------------------------

  First Real Estate Investment Trust is a publicly traded (over-the-counter -
     symbol FREVS) REIT organized in 1961. It has approximately $96 million (historical cost basis) of assets. Its portfolio of residential and retail properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey



   For additional information contact Shareholder Relations at (201) 488-6400